Exhibit.10.3

EVERI HOLDINGS INC.

NOTICE OF GRANT OF STOCK OPTION

Everi Holdings Inc. (the “Company”) has granted to the Participant an option (the “Option”) to purchase certain shares of Stock pursuant to the Everi Holdings Inc. 2014 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Award No.:

Date of Grant:	__________, 2016

Number of Option Shares:	, subject to adjustment as provided by the Option Agreement.
Exercise Price per Share:	$_____
Vesting Start Date:	__________, 2016
Option Expiration Date:	The tenth anniversary of the Date of Grant.
Tax Status of Option:	Nonstatutory Stock Option
Vested Shares:

Except as provided in the Option Agreement and provided the Participant’s Service has not terminated prior to the applicable vesting date, the number of Vested Shares is determined as follows:

Twenty-five percent (25%) of the total Number of Option Shares shall vest and become Vested Shares on each of the first four anniversaries of the Vesting Start Date (disregarding any resulting fractional share) (each such vesting date is referred to herein as a “Vesting Date” and each such vesting tranche is referred to herein as a “Tranche”), provided that as of the Vesting Date for each Tranche the closing price of the Company’s shares on the New York Stock Exchange (the “Closing Price”) is at least $_____ (“Price Hurdle”).

If the Price Hurdle is not met as of the Vesting Date for a Tranche, then the Tranche shall vest and become Vested Shares on the last day of a period of thirty (30) consecutive Trading Days during which the Closing Price is at least the Price Hurdle.

No shares shall become Vested Shares after the earlier of the Participant’s termination of Service or termination of the Option.

“Trading Day” shall mean any day upon which the Company’s common stock is traded on the New York Stock Exchange.

Accelerated Vesting:

Notwithstanding any other provision contained in this Grant Notice or the Option Agreement:

(i) the total Number of Option Shares shall become Vested Shares upon the Participant’s termination of Service if the Participant’s Service is terminated by the Participating Company without Cause or by the Participant for Good Reason within ten days prior to, or within eighteen (18) months after, the date a Change in Control is consummated; and

(ii) the total Number of Option Shares shall become Vested Shares immediately before the Change in Control, and contingent thereon, if the Acquiror does not assume or continue the Option as described in Section 8 of the Option Agreement.

“Cause” and “Good Reason” have the meanings given those terms in the Employment Agreement.

Suspension of Vesting:

During any authorized leave of absence, the vesting of the Option as provided by this Grant Notice shall be suspended after the leave of absence exceeds a period of ninety (90) days.  Vesting of the Option shall resume upon the Participant’s termination of the leave of absence and return to Service. The period of Service required for each subsequent tranche determined in accordance with the vesting schedule above shall be extended by the length of the suspension.  Any extension of the vesting schedule shall not defer the Option Expiration Date.

Employment Agreement	Employment Agreement by and between _____________ and _____________ dated ________.
Superseding Agreement

None.  Participant acknowledges and agrees that none of the provisions of the Employment Agreement relating to vesting, exercisability, or termination of equity awards (including accelerated vesting upon a Change in Control or the post-termination exercise period) shall apply to this Option, so that the provisions of the Grant Notice and Option Agreement for this Option shall supersede those provisions in the Employment Agreement.

Restrictive Covenants

This Option is consideration for Participant’s compliance with the restrictive covenants herein.   If the Employment Agreement or any other agreement signed by the Participant for the benefit of the Company or any Affiliate contains more restrictive provisions, those provisions shall continue in effect notwithstanding any contrary provision in any such agreement.

Participant acknowledges that because of Participant’s position in the Company, Participant will have access to the Company’s and its affiliates’ new and additional Proprietary Information (as defined below), including confidential information and trade secrets.  Subject to clause 1(a) and 1(d) of the Participant’s Employee Proprietary Information and Inventions Agreement (“EPIIA”), Participant agrees that during Participant’s Service and for a period of 12 months after termination of Participant’s Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, participate in or provide any services, whether as an employee, consultant or independent contractor, member of a board of directors or in any other capacity, to any entity in connection with the development, production, marketing, soliciting or selling products or services competitive with products or services being developed, produced, marketed or sold by any Company business unit, division, or department operating anywhere in the world, for which Participant performed any work or about which Participant obtained Proprietary Information during the two year period prior to Participant’s last day of Service. Subject to clause 1(a) and 1(d) of the EPIIA, Participant also agrees during Participant’s Service and for a period of 12 months after termination of Participant’s Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, (i) divert or attempt to divert from the Company or any affiliate of the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (ii) solicit, induce, recruit or encourage any person employed by the Company or any affiliate of the Company during the six months prior to Participant’s last day of Service to terminate his or her employment.  For purposes of the foregoing, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

“Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Participant, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Participant’s possession or part of Participant’s general knowledge prior to

Participant’s employment by the Company; or (iii) the information is disclosed to Participant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  Participant further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Participant by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

Participant acknowledges that Participant’s fulfillment of the obligations contained in this section, including, but not limited to, Participant’s obligation not to interfere with the Company’s business as provided above, is necessary to protect the Proprietary Information and, consequently, to preserve the value and goodwill of the Company. Participant further acknowledges the time, geographic and scope limitations of Participant’s obligations as described above are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that Participant will not be precluded from gainful employment if Participant is obligated not to compete with the Company during the specified period and within the specified geography.  In accordance with the Defend Trade Secrets Act (DTSA) and other applicable law, nothing in this Proprietary Information policy restricts disclosure of a trade secret to the government in relation to the investigation of a known or suspected violation of law.

The covenants contained herein shall be construed as a series of separate covenants, one for each state, province, country and other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained herein.  In the event that the scope, territory or period of time of any separate covenant is determined to be unenforceable by a court of competent jurisdiction, the court, if allowed under applicable law, shall reduce the scope, territory or period of time of that separate  covenant to a level that the court deems enforceable and the remaining separate covenants, as well as all other terms and covenants in this Notice of Grant of Stock Option, shall be valid and be enforceable to the fullest extent permitted by law.  In the event that any separate covenant is found to be unenforceable in its entirety, the court, if allowed under applicable law, shall eliminate such covenant from this Notice of Grant of Stock Option in that case and the remaining separate covenants, as well as all other terms and covenants in this Notice of Grant of Stock Option, shall be valid and be enforceable to the fullest extent permitted by law.  The covenants set forth herein are intended to be enforced to the maximum degree permitted by law.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Notice of Grant of Stock Option and by the provisions of the Option Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any.  The Participant acknowledges that copies of the Plan, the Option Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Notice of Grant of Stock Option.  The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

EVERI HOLDINGS INC.	PARTICIPANT

By:
Michael D. Rumbolz	Signature
Chief Executive Officer
Date

Address: 7250 S. Tenaya Way, Suite 100
Las Vegas, NV 89113	Address

ATTACHMENTS:  2014 Equity Incentive Plan, as amended to the Date of Grant; Stock Option Agreement; Exercise Notice; and Plan Prospectus